EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SUPERVALU INC.:

We consent to the use of our report dated April 23, 2014, with respect to the consolidated financial statements of SUPERVALU INC. and subsidiaries as of February 22, 2014 and February 23, 2013, and for each of the fiscal years in the three-year period ended February 22, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 22, 2014, incorporated herein by reference to the annual report on Form 10-K of SUPERVALU INC. dated April 23, 2014.

/s/ KPMG LLP

Minneapolis, Minnesota
July 31, 2014